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                                UNITED STATES                    SEC File Number
                      SECURITIES AND EXCHANGE COMMISSION              0-29275
                            Washington, D.C. 20549

                                 FORM 12b-25

                          NOTIFICATION OF LATE FILING

      (Check One) __  Form 10-K and Form 10-KSB  __ Form 20-F  __ Form 11-K
                   X  Form 10-Q and Form 10-QSB  __ Form N-SAR

                 For Period Ended: June 30, 2001
                 [  ]     Transition Report on Form 10-K
                 [  ]     Transition Report on Form 20-F
                 [  ]     Transition Report on Form 11-K
                 [  ]     Transition Report on Form 10-Q
                 [  ]     Transition Report on Form N-SAR
                 For the Transition Period Ended: Not Applicable
                                                  _________________________

   Nothing in the Form shall be construed to imply that the Commission has verified any information contained herein.
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     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: Not Applicable
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PART I - REGISTRANT INFORMATION


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Full Name of Registrant

         Eagletech Communications, Inc.
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Former Name if Applicable

         Not Applicable
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Address of Principal Executive Office

        305 S. Andrews Avenue

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City, State and Zip Code

        Ft. Lauderdale, FL 33301
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PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box)


  X      (a)     The reasons described in reasonable detail in Part III of this
 __              form could not be eliminated without unreasonable effort or expense;

  X      (b)     The subject annual report, semi-annual report, transition
 __              report on Form 10-K, Form 20-F, 11-K, or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

 __      (c)     The accountant's statement or other exhibit required by Rule
                 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

The Registrant is unable to file its Quarterly Report on Form 10-QSB for the period ended June 30, 2001 within the prescribed period because the Registrant is unable to complete its financial statements. The Registrant is, therefore, unable to complete the preparation and filing of its Quarterly Report on Form 10-QSB for the period ended June 30, 2001 within the prescribed period.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

              Rodney E. Young              (954)                 462-1494
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                  (Name)                (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the Registrant was required to file such report(s) been filed? If answer is no identify report(s).


           X  Yes      No
          __        __